Exhibit 5.2

[BUFETE ROBLES MIAJA, S.C. LETTERHEAD]

July 17, 2012

América Móvil, S.A.B. de C.V.

Lago Zurich 245

Plaza Carso / Edificio Telcel

Colonia Granada Ampliación

11529 México, D.F. México

Ladies and Gentlemen:

We have acted as special Mexican counsel to América Móvil, S.A.B. de C.V. (the “Company”), a sociedad anónima bursátil de capital variable organized under the laws of the United Mexican States (“Mexico”), in connection with the Company’s offering, pursuant to a registration statement on Form F-3 (No. 333-182394) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 28, 2012, to provide the following full and unconditional guarantees (collectively, the “Guarantees”) of the following debt securities (the “Notes”) issued by Teléfonos de México, S.A.B. de C.V. (“Telmex”), a sociedad anónima bursátil de capital variable organized under the laws of Mexico:

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The Company’s Guarantees (the “2015 Guarantees”) of the 5.50% Senior Notes due 2015, issued by Telmex under an indenture dated as of November 19, 2003 (the “2003 Base Indenture”), between Telmex and The Bank of New York Mellon (as successor to JPMorgan Chase Bank), as Trustee (the “Trustee”), as amended and supplemented by the Third Supplemental Indenture, dated as of January 27, 2005 (the “Third Supplemental Indenture”), as amended and supplemented by the Supplement to the Third Supplemental Indenture, dated as of February 22, 2005 (the “2015 First Supplement”), as further amended and supplemented by the Second Supplement to the Third Supplemental Indenture, dated as of July 17, 2012 (the “2015 Second Supplement” and, together with the 2003 Base Indenture, the Third Supplemental Indenture and the 2015 First Supplement, the “2015 Notes Indenture”), among Telmex, the Company, as guarantor, and the Trustee, which sets forth the terms of the 2015 Guarantees;

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The Company’s Guarantees (the “2016 Guarantees”) of the 8.75% Senior Notes due 2016, issued by Telmex under the 2003 Base Indenture, as amended and supplemented by the Fourth Supplemental Indenture, dated as of January 31, 2006 (the “Fourth Supplemental Indenture”), as further amended and supplemented by the Supplement to the Fourth Supplemental Indenture dated as of July 17, 2012 (the “2016 Supplement” and, together with the 2003 Base Indenture, the Second Supplemental Indenture, and the 2016 Supplement, the “2016 Notes Indenture”), among Telmex, the Company, as guarantor, and the Trustee, which sets forth the terms of the 2016 Guarantees; and

América Móvil, S.A.B. de C.V.

July 17, 2012, Page 2

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The Company’s Guarantees (the “2019 Guarantees”) of the 5.500% Senior Notes due 2019, issued by Telmex under an indenture, dated as of June 19, 2009 (the “2009 Base Indenture”), between Telmex and the Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of November 12, 2009 (the “First Supplemental Indenture”), as further amended and supplemented by the Supplement to the First Supplemental Indenture dated as of July 17, 2012 (the “2019 Supplement” and, together with the 2009 Base Indenture and the First Supplemental Indenture, the “2019 Notes Indenture”), among Telmex, the Company, as guarantor, the Trustee and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and transfer agent, which sets forth the terms of the 2019 Guarantees.

The 2015 Second Supplement, the 2016 Supplement and the 2019 Supplement are herein called the “Supplements”.

The Guarantees are to be issued under the Registration Statement; the prospectus/consent solicitation statement dated June 28, 2012, as filed with the Commission pursuant to Rule 424(b)(2) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), but excluding the documents incorporated by reference therein, is herein called the “Prospectus/Consent Solicitation Statement.”

In arriving at the opinions expressed below, we have reviewed the Registration Statement, including the 2003 Base Indenture, the Third Supplemental Indenture, the 2015 First Supplement, the Fourth Supplemental Indenture, the 2009 Base Indenture, the First Supplemental Indenture, and the form of supplement among the Company, as guarantor, Telmex and the Trustee setting forth the terms of the Guarantees, each of which is filed with or incorporated by reference as an exhibit to the Registration Statement and we have reviewed the 2015 Second Supplement, the 2016 Supplement and the 2019 Supplement. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Company is duly incorporated and validly existing under the laws of Mexico.

2.	The Company has the corporate power to, and all necessary corporate action has been taken to, execute and deliver the Guarantees.

3.	Each of the 2015 Guarantees, the 2016 Guarantees and the 2019 Guarantees are valid, binding and enforceable obligation of the Company entitled to the benefits of the 2015 Notes Indenture, the 2016 Notes Indenture and the 2019 Notes Indenture, as applicable.

América Móvil, S.A.B. de C.V.

March 12, 2012, Page 3

This opinion is subject to the following qualifications:

(a)	Enforcement may be limited or affected by concurso mercantil, bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally; among other things, interest on principal will not accrue after declaration of bankruptcy, and the obligations of the Company in foreign currency shall be converted into Mexican currency at the rate of exchange published in the Diario Oficial de la Federación (Official Daily Gazette of the Federation) by Banco de México (the Central Bank of Mexico) in force on the date the declaration of concurso mercantil is made; such Mexican currency obligations shall then be converted into “Unidades de Inversión” or “UDIS” (inflation indexed units) at the rate of conversion published by Banco de México for such date, because the Notes are unsecured (“quirografario”) and therefore no senior status is granted thereto under Mexican law; also pursuant to the laws of Mexico, labor claims, claims of tax authorities for unpaid taxes will have priority over claims of the holders of the Notes;

(b)	We note that the payment of interest on interest may not be enforceable under Mexican law;

(c)	We note that Article 1093 of the Mexican Commerce Code (Código de Comercio), provides that for a choice of jurisdiction to be valid under Mexican Law, such jurisdiction must relate to the domicile of one of the parties to the relevant agreement, to the place where the obligations under such agreement are to be fulfilled, or to the location of the relevant item; and

(d)	In the event that proceedings are brought in Mexico seeking performance of the Company’s obligations in Mexico, pursuant to Article 8 of the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), the Company may discharge its obligations by paying any sums due in a currency other than Mexican currency, in Mexican currency at the rate of exchange fixed by Banco de México in Mexico for the date when payment is made.

In addition, we have assumed that the Company, Telmex and the Trustee have satisfied those legal requirements that are applicable to each of them under the law other than federal law of Mexico to the extent necessary to make such agreement or obligation enforceable against it.

We express no opinion as to (i) the enforceability of the judgment currency indemnities in Section 1010 of each of the 2003 Base Indenture and the 2009 Base Indenture and (ii) the laws of any jurisdiction other than Mexico. We have assumed that there is nothing in any other law that affects our opinion, which is delivered, based upon Mexican law applicable on the date hereof. In particular, we have made no independent investigation of the laws of the United States of America or any state or other political subdivision thereof or therein as a basis for the opinions stated herein and do not express or imply any opinion on or based on such laws. To the extent that the federal laws of the United States of America and the State of New York are relevant to our opinion set forth above, we have, without making any independent investigation with respect thereto, assumed the accuracy of, and our opinion is subject to the qualifications, assumptions and exceptions set forth in, the opinion, dated today, of Cleary Gottlieb Steen & Hamilton LLP, special United Stated counsel to the Company.

In rendering the foregoing opinion, we have relied (i) as to factual matters on certificates of directors and executive officers of the Company and (ii) as to matters of United States federal and New York law on the opinion of Cleary Gottlieb Steen & Hamilton LLP, United States counsel for the Company.

América Móvil, S.A.B. de C.V.

March 12, 2012, Page 4

We note that Rafael Robles Miaja, a partner of this firm, is currently Pro-Secretary of the Board of Directors of the Company and formerly the Corporate Secretary of the Company, without being a member of the Board of Directors.

We hereby consent to the filing of this opinion as exhibit to the Registration Statement and to the reference to this firm in the Prospectus/Consent Solicitation Statement under the headings “Validity of Guarantees” as counsel for the Company who have passed on the validity of the Guarantees being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. Cleary Gottlieb Steen & Hamilton LLP may rely upon this opinion in rendering their opinion to you.

This opinion is being rendered based on the legal provisions applicable in Mexico as of the date hereof. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

Very truly yours,

/s/ BUFETE ROBLES MIAJA, S.C.

BUFETE ROBLES MIAJA, S.C.